Exhibit 99.1

CorEnergy to Present at the Southwest IDEAS Investor Conference in Dallas on November 20, 2013

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – November 14, 2013 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR) today announced that Rick Green, Executive Chairman, will present at the Southwest IDEAS Investor Conference on Wednesday, November 20, 2013.

The conference is being held at the Sheraton Dallas Hotel by the Galleria in Dallas, Texas. CorEnergy’s presentation is scheduled to begin at 10:40 a.m. CT (11:40 a.m. ET). A live and archived webcast of the presentation will be accessible at corenergy.corridortrust.com or at the conference website: www.SWIDEAS.com.

About Southwest IDEAS Investor Conference
The mission of the IDEAS Conferences is to provide independent regional venues for quality companies to present their investment merits to an influential audience of investment professionals. Unlike traditional bank-sponsored events, IDEAS Investor Conferences are “Sponsored BY the Buyside FOR the Buyside” and for the benefit of regional investment communities. Conference sponsors collectively have more than $120 Billion in assets under management. The IDEAS Investor Conferences are held annually in Boston, Chicago and Dallas and are produced by Three Part Advisors, LLC. Additional information about the events can be located at www.IDEASconferences.com

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), primarily owns midstream and downstream U.S. energy infrastructure assets subject to long-term triple net participating leases with energy companies. These assets include pipelines, storage tanks, transmission lines and gathering systems. The Company’s principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution. CorEnergy is managed by Corridor InfraTrust Management, LLC, a real property asset manager focused on U.S. energy infrastructure real assets, and is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy investments, with approximately $13.6 billion of assets under management in NYSE-listed closed-end investment companies, open-end funds and other accounts as of October 31, 2013. For more information, please visit corenergy.corridortrust.com.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com

4200 W. 115th Street Suite 210 Leawood, KS 66211/Main: 913-387-2790/ Fax: 913-387-2791/corridortrust.com